Exhibit 10.3

NOTE: Schedules and exhibits on file with registrant; information in redacted information has been excluded in reliance with regulation S-K, item 601(B)(10)(IV) because such information is both non material and it is the type that the registrant treats as confidential

LIMITED LIABILITY COMPANY AGREEMENT

of

AV FARMS MANAGEMENT, LLC

This Limited Liability Company Agreement (this “Agreement”), of AV Farms Management, LLC (the “Company”), dated as of February 14, 2025, is entered into by Geneses Investment Management, LLC (“Geneses”), Select Water Reuse, LLC (“Select”) and C&A Holding Company, Inc. (“C&A” and together with Geneses, each a “Member” and collectively the “Members”).

WHEREAS, the Members and/or their respective affiliates have formed the Company in accordance with the Colorado Limited Liability Company Act, as amended (the “Act”), by filing the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Colorado; and

WHEREAS, the Company was formed for the purpose of acting as the general partner of AV Farms, LP, a Delaware limited partnership (the “Fund”); and

WHEREAS, the Members desire to enter into this Agreement to set forth the terms of the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

1.Name. The name of the limited liability company is AV Farms Management, LLC.

2.Certificates. The term of the Company commenced on the date that the Certificate was initially filed with the Office of the Colorado Secretary of State. The Company shall also execute and deliver any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may be required to qualify.

3.Purpose. The Company is formed for the purpose of (i) serving as the “General Partner” of the Fund, as the “General Partner” of the Fund, as defined in and more particularly described in the Limited Partnership Agreement of the Fund (the “Fund LPA”), and (ii) undertaking any other lawful act or activity related to the foregoing that may be taken by limited liability companies organized under the Act. Each of the Members or their respective affiliates will purchase Units of the Fund (as such term is defined in the Fund LPA). The Fund is being organized to acquire certain water rights assets previously identified by the Members.

4.Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined from time to time by the board of managers of the Company (the “Board”) as set forth herein.

5.Registered Office and Registered Agent. The Company’s initial registered agent and office shall be as set forth in the Company’s Certificate of Formation.

6.Management.

(a)Management of the Company shall be vested in those persons appointed to the Board as “Managers” hereunder (each such person a “Manager”). The Board shall be responsible for the operation and management of the business of the Company and (in the Company’s capacity as its general partner) the Fund. Except as otherwise expressly provided herein, each Manager shall perform such duties and shall possess all rights and powers generally conferred by applicable law or necessary, advisable or consistent in connection therewith.

(b)At all times the Board shall consist of nine Managers, of which (i) four Managers shall be designated by, and may only be removed and replaced by, C&A, (ii) two Managers shall be designated by, and may only be removed and replaced by, Geneses, (iii) two Managers shall be designated by, and may only be removed and replaced by, Select and (iv) one independent Manager (the “Independent Manager”), mutually acceptable to the Members and which, except as set forth herein, may only be removed and replaced with the mutual agreement of the Members. In the event that Select’s aggregate capital contributions to the Fund exceed 50.1% of the aggregate capital contributions to the Fund from all Members, Geneses shall voluntarily remove one of its Managers from the Board and transfer the rights to such vacant seat to Select for Select to fill with its own designee. For the avoidance of doubt, after the occurrence of the event described in the foregoing sentence, the composition of the Board would be as follows: (i) four Managers designated by, and which may only be removed by, C&A, (ii) one Manager designated by, and which may only be removed by, Geneses, (iii) three Managers designated by, and which may only be removed by, Select and (iv) the Independent Manager. Additionally, upon the date on which any Member no longer owns Interests in the Company, the right of such Member to appoint Managers shall cease. The Managers need not be Members of the Company, and a person will not be deemed to hold a membership interest in the Company by virtue of serving as a Manager. Each Manager will hold office until his or her death, disability resignation or removal. As of the date of this Agreement, the Members hereby agree that (i) the initial Independent Manager shall be and (ii) upon the death or incapacity of , the replacement Independent Manager shall be a person mutually acceptable to all of the Members.

(c)Unless the context otherwise requires or if this Agreement otherwise requires, any action contemplated under this Agreement to be approved by the Board (other than a Major Decision as defined below) shall be deemed the action thereof if approved by five of the nine Managers. Notwithstanding the foregoing, the following decisions (“Major Decisions”) will require the consent of six of the nine Managers in order to be effective:

(i)implementing any change in the purpose or line of business of the Company or the Fund;

(ii)the Company’s or Fund’s issuing any equity securities or incurring any indebtedness for borrowed money (excluding the municipal bond financing described in Section 6.6 of the Fund LPA, but subject to the proviso at the end of this Section 6(c)), including any guarantees of the indebtedness of a third person or any pledge of assets to such indebtedness;

(iii)entering into any transactions with affiliates of a Member or family members of such affiliates; or

(iv)acquiring the business of any other person; or

(v)causing the Company or the Fund to liquidate or dissolve or enter into any insolvency proceedings.

Further, the consent of the Managers designated by Select will be required in order for the Fund to incur, guarantee or otherwise be liable for indebtedness for borrowed money that does not meet the financial covenants in Select’s bank credit facilities.

Notwithstanding the foregoing, if any of the Members or such Member’s Affiliate becomes a Defaulting Limited Partner in accordance with the Fund LPA, the Managers designated by such Member will automatically cease to have rights to be designated as a Manager or exercise the powers of a Manager.

(d)The Fund is obligated to pay affiliates of the Members management fees as described more particularly in the Fund LPA and any separate management services agreements between the Fund and such affiliates. Management fees shall initially be allocated to C&A and to Geneses, subject to the following: (i) on and after the fifth anniversary date of this Agreement, the management fees shall be allocated 25% to Select and 8% to Geneses and (ii) to the extent that the membership interest of either Geneses or C&A has been acquired pursuant to the provisions of this Agreement, such party’s right to management fees will terminate.

7.Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an authorized person or a Member of the Company.

8.Capital Contributions. C&A, Select and Geneses have each contributed to the Company in cash the amounts of $2,500, $1,250 and $1,250, respectively, and in consideration therefor, have respectively received 500, 250 and 250 units of membership interest (“Interests”).

9.Additional Contributions. The Members shall not be required to make any additional capital contribution to the Company.

10.Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Members in accordance with their ownership of the Interests.

11.Distributions. Distributions shall be made to the Members, proportionate to their ownership of Units, at the times and in the aggregate amounts as determined by the Managers; provided, however, that, in the event that the “Call Option” under the Fund LPA has been exercised, then from and after the date that has received cumulative distributions from the Company of $ in respect of the General Partner’s Carried Interest, subsequent distributions payable to shall instead be paid to  . Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or other applicable law.

12.Officers. The Board may from time to time appoint such officers of the Company as the Board deems necessary or advisable. In the event that the Board decides to elect officers for the Company, each such officer shall have such powers and authority, subject to the direction and control of the Managers, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Managers. In addition, except as otherwise expressly provided herein, each officer shall have such powers and authority as would be incident to his or her office if he or she served as a comparable officer of a Colorado corporation.

13.Other Business. During the term of this Agreement, the Members and any affiliate of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. Notwithstanding the foregoing, the Fund LPA provides that, so long as C&A Rollover Company LLC is a limited partner of the Fund, C&A Rollover Company LLC will offer Select and Geneses (proportionately in accordance with their respective beneficial ownership of the Fund) the right of first refusal for any water project investment opportunity sourced by C&A Rollover Company LLC in the Arkansas River Valley basin in the State of Colorado which the Partnership is unable to pursue (it being understood that such right excludes aggregate projects covered by C&A Rollover Company’s non-competition agreement with ). Further, the Company will be required to offer to the Partnership the right of first refusal for all future investment opportunities to the Partnership that (i) the Company reasonably believes falls within the investment objectives of, and is otherwise suitable for, consideration by the Partnership, (ii) are located in the Arkansas River Valley basin in the State of Colorado and (iii) are limited to those water projects presented to, or pursued by, the Company.

14.Exculpation and Indemnification.

(a)As used herein, “Covered Person” means (i) each Member, (ii) each officer, director, manager, employee, partner, equityholder, agent, representative or affiliate of each Member, and each of their respective affiliates, and (iii) each Manager or officer of the Company. The Company shall indemnify, defend and hold harmless, to the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or repeal only to the extent that such amendment, substitution or repeal permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment, substitution or repeal), each Covered Person from and against all expenses, liabilities and losses (including attorneys’ fees, judgements, fines, excise taxes or penalties) reasonably incurred or suffered by such Covered Person by reason of the fact that such Covered Person is or was a Covered Person; provided that no Covered Person shall be indemnified for any expenses, liabilities and losses suffered to the extent attributable to (A)

such Covered Person’s or its affiliates’ willful misconduct or knowing violation of law, or (B) any present or future breaches of any representations, warranties or covenants by such Person or its affiliates contained herein or in the other agreements with the Company. The right to indemnification conferred in this Section 14 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Covered Person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative (hereinafter a “Proceeding”) in advance of the final disposition of the Proceeding, including any appeal therefrom, and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Covered Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this Section 14 or otherwise.

(b)The Managers may exercise any of the powers granted to them by this Agreement and perform any of the duties imposed upon them hereunder either directly or by or through their agents, and no Manager or any of such Manager’s affiliates shall be liable to the Company or to any Member for any misconduct or negligence on the part of any such agent duly appointed by the Managers (so long as such agent was selected in good faith and with reasonable care). The Managers shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managers in good faith reliance on such advice shall in no event subject any Manager or any of such Manager’s affiliates to liability to the Company or any Member.

(c)Whenever this Agreement or any other agreement contemplated herein provides that the Managers shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member, the Managers shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(d)Without limiting applicability of any other provision of this Agreement, the following provisions shall be applicable to the Managers in their capacity as members of the Board:

(i)The Managers shall have the benefit of the business judgment rule to the same extent as the Managers and such decisions would be afforded the benefit of such rule if the Managers were a board of directors of a corporation organized under the Colorado Business Corporation Act.

(ii)To the extent that, at law or in equity, a Manager or Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the other Member(s), such Manager or Member, when voting on any action, shall not be liable to the Company or to the other Member(s) for his good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Manager or Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Manager or Member.

(iii)Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, whenever in this Agreement a Person who is a Member or a Manager is permitted or required to make a decision or take an action in the capacity as an investor or holder of Interests in the Company or on behalf of a Member (including as a partner, officer, representative or owner of an entity which is a Member) (and not in the capacity as a Manager), such Person in making such decisions or taking such actions shall not be subject to any fiduciary duties he, she or it would otherwise have under applicable law and shall be entitled to consider only such interests and factors as such Person desires, including its, his or her own interests or those of any of its, his or her affiliates, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.

(e)The right to indemnification and the advancement of expenses conferred in this Section 14 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by-law, vote of Managers or otherwise.

(f)Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 14 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

15.Accounting and Tax Matters

(a)The Company and each of its subsidiaries will keep books of record at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company.

(b)The Managers will select a Person to serve as the “Partnership Representative” (as defined in Section 6223(a) of the United States Internal Revenue Code of 1986 (as amended from time to time the “Code”)). The Partnership Representative is hereby authorized to and shall perform all duties of a Partnership Representative under the Code and shall serve as Partnership Representative until his, her or its resignation or until the designation of his, her or its successor, whichever occurs sooner; provided, that the Partnership Representative shall take any action, and refrain from taking any action, as directed by the Board of Managers. The initial Partnership Representative will be Karl Nyquist.

(c)The Partnership Representative shall have authority to take any action that may be taken by a partnership representative under the Code; provided, however, in exercising such authority, the Partnership Representative shall be limited by the provisions of this Agreement affecting tax aspects of the Company.

(d)The Company shall indemnify and hold harmless the Partnership Representative for any liabilities and all reasonable and documented costs and expenses incurred by the Partnership Representative in its capacity as such. The Partnership Representative will, on a reasonably timely basis, provide the Company with copies of all notices received by the Partnership Representative from the Internal Revenue Service in connection with any proceeding or potential adjustment relating to the Company. With respect to any such proceeding or potential adjustment, the Company will, on a reasonably timely basis, provide each Member with copies of all notices received by the Company or the Partnership Representative from the Internal Revenue Service. Each Member hereby agrees to cooperate to provide any information or take such other actions as may be requested by the Partnership Representative with respect to the conduct of such examinations or proceedings.

16.Resignation. If a Member resigns, a replacement (subject in all cases to the prior approval of the remaining Member) shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a Member of the Company.

17.Limitations on Transfers of Interests by Members. Each Member hereby agrees that it shall not at any time during the term of this Agreement sell or transfer any Interests owned by such person on the date hereof except: (i) by sale in accordance with Section 18 or Section 19 hereof or (ii) in a “Permitted Transfer.” As used herein, “Permitted Transfer” shall mean a transfer by a Member to any entity that directly or indirectly controls, is controlled by or is under common control with such Member and that agrees to be bound by the terms of this Agreement. Any attempted transfer of Interests in violation of this Section 17 shall be null and void and of no effect whatsoever. In the event of a Permitted Transfer of a Member’s interest or sale in accordance with Section 18 hereof, the transferee shall be admitted to the Company upon its exception of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and immediately following such admission, the transferor Member shall cease to be a Member of the Company.

18.Right of First Refusal. In the event that any Member intends to sell or otherwise transfer all or any part of its Interest to a third party other than a Permitted Transferee:

(a)Such Member (the “Selling Member”) shall first deliver to the other Members (the “Non-Selling Member”) a Written notice (the “Offer Notice”), which Offer Notice shall indicate the intent of the Selling Member to sell its Interest, the Interests proposed to be sold and the terms of the consideration which the Selling Member will receive in consideration of such sale or transfer (the “Section 18 Offer”). The Selling Member will give notice to each of the Non-Selling Members of its intent to potentially sell its Interests as far in advance of the actual Offer Notice as is reasonably practicable, and the Selling Member will immediately notify each of the Non-Selling Members and keep the latter informed of any material and meaningful discussions with respect to such potential sale, it being understood that the intent of such disclosure is to provide the Non- Selling Members with the opportunity to make such verifications and preparations as are necessary for said Non-Selling Members to respond to the Offer Notice in the event such an offer is made.

The Company shall, at the Company’s expense, provide the Non-Selling Members with such data as they may reasonably request for purposes of evaluating the Section 18 Offer.

(b)Each Non-Selling Member shall have the right and option, for a period of 60 days after receipt of the Offer Notice, to accept all (and not less than all) of the Interests so offered at the purchase price and on the terms stated in the Offer Notice. Such acceptance shall be made by delivering a written notice to the Company and the Selling Member within said 60-day period. If more than one of the Non-Selling Members accepts the offered Interests, their acceptance shall be prorated on the basis of the Proportionate Percentage of each of the Non-Selling Members. As used in this Agreement, “Proportionate Percentage” shall mean as to any Member the percentage figure which expresses the ratio between the number of Interests owned by such Member and the aggregate number of Interests owned by all Members similarly participating in any action with such Member.

(c)Sales of Interests under the terms of clause (b) above shall be made at the offices of the Company on a mutually satisfactory business day within 30 days after the Non-Selling Member(s), indicates its acceptance of the right and option to purchase the offered Interests.

(d)If effective acceptance shall not be received pursuant to clause (b) above with respect to all of the Interests offered for sale pursuant to the Offer Notice, then the Selling Member may sell all or any part of the Interests so offered for sale and not so accepted at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Offer Notice at any time within 90 days after the expiration of the offer required by clause (b) above. In the event that the Interests are not sold by the Selling Member during such 90-day period, the right of the Selling Member to sell such Interests shall expire and the obligations of this Section 18 shall be reinstated.

(e)Anything contained herein to the contrary notwithstanding, any purchaser or transferee of Interests pursuant to Section 18 who is not a party to this Agreement shall agree in writing in advance with the parties hereto to be bound by and comply with all applicable provisions of this Agreement and, unless such person is a Member, shall be deemed to be a Member for all purposes of this Agreement.

19.Put and Call Option; Right of First Refusal, etc.. The Fund LPA provides for (i) the option of Select to acquire the interests of Geneses and C&A Rollover Company, LLC in the Fund (“Call Option” as such term is defined in the Fund LPA) and (ii) the option of C&A Rollover Company LLC and/or Geneses to cause Select to acquire their interests in the Fund (“Put Option” as such term is defined the Fund LPA). The Fund LPA also grants to Select a right of first refusal to consummate an “Authorized Change of Control” for its own account on the terms and conditions afforded to a “Prospective Acquirer” (as such terms are defined in the Fund LPA). In the event that Select acquires the interest in the Fund of C&A Rollover Company LLC and/or Geneses pursuant to the Call Option, Put Option or right of first refusal, as the case may be, Select shall also acquire the Interests of C&A and/or Geneses (as applicable) in the Company. The closing of such transaction will be contemporaneous with the closing of the Put Option, Call Option (as applicable) or Authorized Change of Control under the Fund LPA. The purchase price to be paid by Select to C&A and/or Geneses will be their proportionate percentage of the Carried Interest which would be distributable to the General Partner based on a hypothetical sale of 100% of the assets of the Fund at the enterprise value implied by the “Put Price,” “Call Price” or “Authorized Change of Control” and distribution of the “Carried Interest” (as such terms are defined in the Fund LPA) to the Company pursuant to the Fund LPA. For purposes of calculating the hypothetical sale and distribution pursuant to the preceding sentence, the following additional procedures shall be applicable:

(a)Select’s capital contribution to the Fund will be deemed to equal (i) the Capital Contributions made by Select on or about the date hereof plus (ii) one-half of Select’s subsequent Capital Contribution to the Fund.
(b)If only C&A Rollover Company LLC or Geneses exercises the Put Option (in such capacity, the “Exercising Member”) and the other does not, the amount of Carried Interest paid to the Exercising Member pursuant to this Section 19 will be proportionately reduced to reflect such fact (with the balance of any Carried Interest payable at the time of, and dependent upon, the final dissolution of the Company). For sake of clarity, Schedule 19 sets forth a hypothetical calculation of this clause (b).

20.Dissolution.

(a)	The Company shall be dissolved upon the first to occur of the following:

(i)the dissolution of the Fund;

(ii)the sale of all or substantially all of the Company’s assets;

(iii)the decision to dissolve by a vote of the holders of at least 80% of the Interests; or

(iv)any other event resulting in dissolution of the Company under the Act.

(b)In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

(c)The bankruptcy of a Member shall not cause the Member to cease to be a Member of the Company, and, upon the occurrence of such an event, the business of the Company shall be continued without dissolution. The retirement, resignation, expulsion or dissolution of a Member, or the occurrence of any other event under the Act that terminates the continued membership of the Member in the Company, shall not cause the Company to be dissolved or its affairs wound up, and, upon the occurrence of any such event, the business of the Company shall continue without dissolution.

21.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement. Facsimile, PDF and other forms of electronic signature are effective for all purposes.

22.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties.

23.Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the holders of at least 80% of the Interests; provided, however, no amendment may be made pursuant to this Section 23 or otherwise, without the consent of the effected Member, which:

(i)increases the obligation of any Member to make additional Capital Contributions to the Company or to the Fund;

(ii)provides for any adverse change in allocations of profits or loss or distributions of cash flow;

(iii)changes the purpose of the Company or the Fund; or

(iv)in the opinion of counsel to the Company, would cause the Company to be treated as an association taxable as a corporation for United States federal income tax purposes.

24.Separability of Provisions. Each provision of this Agreement shall be construed and interpreted in a manner so as to permit its enforcement to the fullest extent permitted by law. Each provision of this Agreement shall be separable, and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law (after considering such provision or provisions so as to permit enforcement to the fullest extent permitted by law), such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

25.Governing Law. Except as set forth in the proviso, this Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws; provided, however, that any issues pertaining to water rights or water assets shall be governed by, and construed under, the laws of the State of Colorado.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of February 14, 2025.

C&A Holding Company, Inc.

By:	/s/ Karl Nyquist
Karl Nyquist, Vice President

Geneses Investment Management, LLC

By:	/s/ Vivek Raj
Vivek Raj, Manager

Select Water Reuse, LLC

By:	/s/ John Schmitz
John Schmitz, Manager

NOTE: Schedules and exhibits on file with registrant; information in redacted information has been excluded in reliance with regulation S-K, item 601(B)(10)(IV) because such information is both non material and it is the type that the registrant treats as confidential

Schedule 19

Hypothetical Put Scenario